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                                                                   EXHIBIT 23.02


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
VERITAS Software Corporation

We consent to the incorporation by reference in the registration statements (No. 333-07795 and No. 333-25927) on Form S-8 of VERITAS Software Corporation of our report dated February 5, 1999 with respect to the balance sheets of TeleBackup Systems Inc. as at December 31, 1997 and 1998, and the related statements of operations and deficit and changes in financial position for each of the years in the three year period ended December 31, 1998, which report is incorporated by reference in the Form 8-K/A of VERITAS Software Corporation dated August 12, 1999.

KPMG LLP

Chartered Accountants
Calgary, Canada
August 12, 1999